Exhibit 99.1

Sonim Announces Reverse Stock Split

AUSTIN, TEXAS — September 14, 2021 — Sonim Technologies, Inc. (“the Company” or “Sonim”) (Nasdaq: SONM), today announced that it intends to effect a one-for-ten reverse split of its issued and outstanding common stock (the “Reverse Stock Split”). The Reverse Stock Split will become effective as of 5:00 p.m. Eastern Time on September 15, 2021 (the “Effective Date”), and the Company’s common stock is expected to begin trading on a split-adjusted basis when the market opens on September 16, 2021.

At Sonim’s Annual Meeting of Stockholders held on September 29, 2020 (the “2020 Annual Meeting”), the Company’s stockholders approved the amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock at a ratio of not less than one-for-two and not more than one-for-twelve, with such ratio and the implementation and timing of such Reverse Stock Split to be determined by the Company’s Board of Directors in its sole discretion at any time prior to the first anniversary of the 2020 Annual Meeting. The Board of Directors has now approved the implementation of a one-for-ten Reverse Stock Split with the timing described above.

The Company’s common stock will continue to trade on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “SONM.” The new CUSIP number for the common stock following the Reverse Stock Split will be 83548F200.

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive a fractional share will instead be entitled to receive cash (rounded down to the nearest cent, without interest and subject to applicable withholding taxes) in lieu of such fractional share from the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, in an amount equal to the product obtained by multiplying (a) the closing price per share of the Company’s common stock as reported on Nasdaq on the Effective Date, by (b) the fraction of the share owned by such stockholder. Holders of the Company’s common stock held in book-entry form or through a bank, broker or other nominee do not need to take any action in connection with the Reverse Stock Split. Stockholders of record will be receiving information from the Company’s transfer agent regarding their common stock ownership post-Reverse Stock Split.

The Reverse Stock Split will not modify any rights or preferences of the Company’s common stock and there will be no change in the par value per share. The Reverse Stock Split is intended to increase the market price per share of the Company’s common stock to ensure the Company regains full compliance with Nasdaq’s minimum bid price requirement and maintains its listing on Nasdaq. The Reverse Stock Split will also make available an increased number of authorized but unissued shares of the Company’s common stock, allowing the Company to pursue additional financing activities and/or other strategic transactions.

About Sonim Technologies, Inc.

Sonim Technologies is a leading U.S. provider of ultra-rugged mobile phones and accessories designed specifically for task workers physically engaged in their work environments, often in mission-critical roles. We currently sell our ruggedized mobility solutions to several of the largest wireless carriers in the United States—including AT&T, T-Mobile and Verizon—as well as the three largest wireless carriers in Canada—Bell, Rogers and Telus Mobility. Our phones and accessories connect workers with voice, data and workflow applications in two end markets: industrial enterprise and public sector. In 2020, we announced that we would be entering the ruggedized barcode scanner business and we began shipping our first devices in March 2021. Our barcode scanner devices, as well as our ruggedized phones and accessories, are sold through distributors in North America, South America and Europe. For more information, visit www.sonimtech.com.

Important Cautions Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to, among other things, the expected timing of the Reverse Stock Split and the anticipated benefits to be achieved from the Reverse Stock Split. These forward-looking statements are based on Sonim’s current expectations, estimates and projections about its business and industry, management’s beliefs and certain assumptions made by Sonim, all of which are subject to change. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “future”, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include, but are not limited to, the following: Sonim’s ability to be profitable and continue as a going concern; Sonim’s exploration of strategic or financial alternatives may not result in any transaction or alternative that enhances value; Sonim’s ability to continue to develop solutions to address user needs effectively, including its next generation products; anticipated sales levels of both new and legacy products; Sonim’s reliance on its channel partners to generate a substantial majority of its revenues; the limited operating history in Sonim’s markets; Sonim’s ongoing restructuring and transformation of its business; the variation of Sonim’s quarterly results; the lengthy customization and certification processes for Sonim’s wireless carries customers; the impact of the COVID-19 pandemic; and the ongoing Securities and Exchange Commission investigation on Sonim’s business, as well as the other risk factors described under “Risk Factors” included in Sonim’s Quarterly Report on Form 10-Q for the three months ended June 30, 2021 and Sonim’s Annual Report on Form 10-K for the year ended December 31, 2020, and any risk factors contained in subsequent quarterly and annual reports it files with the Securities and Exchange Commission (available at www.sec.gov). Sonim cautions you not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Sonim assumes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release, except as required by law.

Sonim Technologies Contacts

Robert Tirva, Chief Operating Officer

Sonim Technologies, Inc.

IR@sonimtech.com

Matt Kreps, Managing Director

Darrow Associates Investor Relations

mkreps@darrowir.com

(214) 597-8200